Exhibit 99.9

PCT Ltd. Unveils New E-Commerce Website to Meet Demand by Retail Consumers for Their New Generation Disinfectant & Cleaner

June 30, 2022 10:40 AM Eastern Daylight Time

LITTLE RIVER, S.C.--(BUSINESS WIRE)--PCT LTD (OTC Pink: PCTL ):

“The need for disinfectants that break down into saline solutions and are gentle enough for use in our homes, schools, daycares, and pet shops while being environmentally friendly, low toxicity solutions, is paramount to help make the world a safer place for our generation and the generations to come.”

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PCT Corp., manufacturer of the Annihilyzer® Onsite Infection Control System used in businesses nationwide, announced today the launch of its new retail e-commerce store. The new e-commerce store will allow household consumers, small businesses, medical, dental and veterinarian offices, and smaller school systems to enjoy the same benefits as larger institutional customers by allowing them to order retail products on an as needed basis.

The e-commerce store will carry the company’s EPA registered Hydrolyte® hospital disinfectant/sanitizer, Catholyte-Zero® cleaner/degreaser along with various applicators. The store will also feature a subscription option for those customers that require products on a regular basis.

Key features of Hydrolyte® disinfectant/sanitizer:

EPA registered on List N (SARS-CoV-2) and EPA List Q (Monkeypox)

This product was tested according to the AOAC Germicidal Spray Product Test for disinfectants

Kills 99.9999% of labeled bacteria and 99.9% of viruses when used as directed

Meets criteria for EPA’s lowest Toxicity Category IV, Lowest toxicity rating allowed

Deodorizes by killing the bacteria that causes odors

Kills bacteria and viruses that lurk where you touch, breathe, work, play, and live

No VOC’s (Volatile Organic Compounds)

No harsh fumes; Breathe Easy, Fragrance Free

Quat free - leaves no residue, apply it, and let it dry

No PPE (personal protective equipment) required

Features of Catholyte Zero® Cleaner/Degreaser:

Industry Grade Cleaner/Degreaser

Removes dirt, grease, grime, and stains without leaving any residue

Non-Toxic and Non-Hazardous formulation

Eco-friendly and safe to use around people and pets

No PPE (personal protective equipment) required

Gary Grieco the CEO and founder of PCT Corp stated, “The need for disinfectants that break down into saline solutions and are gentle enough for use in our homes, schools, daycares, and pet shops while being environmentally friendly, low toxicity solutions, is paramount to help make the world a safer place for our generation and the generations to come.”

Please visit our website at www.pctl.com to find out more about our company, systems and products derived from naturally occurring minerals. Orders may be placed on-line at www.pctl.com by clicking the “Shop Now” button.